Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-115675) of Chiquita Brands International, Inc. of our report dated June 26, 2009 relating to the financial statements of the Chiquita Savings and Investment Plan as of and for the year ended December 31, 2008, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Cincinnati, Ohio

June 26, 2009